Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

(Dollars in thousands, except per share data)

                                                            Three Months       Three Months       Nine Months       Nine Months
                                                               Ended              Ended              Ended             Ended
                                                           September 30,       September 30,     September 30,      September 30,
                                                                1995              1996                1995             1996

Net loss                                                     $       (317)     $   (2,096)       $    (1,189)       $   (4,609)
                                                             ============      ==========        ===========        ==========
Net loss per common share                                    $      (0.13)     $    (0.81)       $     (0.46)       $    (1.77)
                                                             ============      ==========        ===========        ==========

Weighted average common shares outstanding
     during the period (1)                                      2,400,000       2,400,000          2,400,000         2,400,000

Effective of conversion of preferred stock
     issued within one year of the offering                       203,385         203,385            203,385           203,385
                                                             ------------      ----------        -----------        ----------
Shares used in calculating net loss per common
     share                                                      2,603,385       2,603,385          2,603,385         2,603,385
                                                             ============      ==========        ===========        ==========

(1) The weighted average common shares outstanding has been retroactively restated for the effect of the 2,400 for 1 stock split.